Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333–225415 on Form S–8 of our report dated March 28, 2019, relating to the consolidated financial statements of Harvest Oil & Gas Corp. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s application of fresh start accounting resulting from its emergence from bankruptcy on June 4, 2018), appearing in this Annual Report on Form 10–K of Harvest Oil & Gas Corp. for the year ended December 31, 2018.

/s/DELOITTE & TOUCHE LLP

Houston, Texas
March 28, 2019